                                   EXHIBIT 11


                            GRAPHIC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                                     THREE MONTHS ENDED           SIX MONTHS ENDED
                                          JULY 31,                    JULY 31,
                                    ---------------------      ----------------------
                                      1994        1993            1994        1993
                                    ----------   --------      ----------  ----------


Net income                          $1,757,429   $1,211,148    $3,975,101  $2,778,465

Add interest on 7% convertible
 subordinated debentures(2)            218,264      200,075       436,528     400,150
                                    ----------   ----------    ----------  ----------

     TOTAL                          $1,975,693   $1,411,223    $4,411,629  $3,178,615
                                    ==========   ==========    ==========  ==========
Shares (1)
 Primary
   Weighted average shares
     outstanding                    10,591,613   10,018,640    10,511,312  10,018,640
  Fully Diluted
   Add common shares
     applicable to assumed
   conversion of 7%
   convertible sub-
    ordinated debentures             1,279,200   1,279,200      1,279,200   1,279,200
                                    ----------  ----------     ----------  ----------
   Weighted average shares
     outstanding, as adjusted       11,870,813  11,297,840     11,790,512  11,297,840
                                    ==========  ==========     ==========  ==========

Primary earnings per share             $ .17       $ .12          $ .38       $ .28
                                       =====       =====          =====       =====

Fully diluted earnings per share       $ .17(3)    $ .12(3)       $ .37       $ .28(3)
                                       =====       =====          =====       =====

(1) No significant dilutive common stock equivalents were outstanding in any year.
(2)  Net of income tax effect.
(3) Fully diluted earnings per share, as computed, were not dilutive and, therefore, equal primary earnings per share.